Exhibit (a)(5)(B)

P R E S S     R E L E A S E

FOR IMMEDIATE RELEASE

CONTACT:

Christopher Locke

Chief Financial Officer

Rewards Network Inc.

(312) 521-6741

Rewards Network Inc. Announces Expiration and Results of its Optional Purchase Offer for

its 3.25% Convertible Subordinated Debentures

Chicago, IL October 15, 2008 — Rewards Network Inc. (NASDAQ: DINE), a leading provider of marketing services and frequent dining programs to the restaurant industry, today announced that it has accepted for payment all 3.25% Convertible Subordinated Debentures (the “Securities”) validly surrendered and not withdrawn prior to 5:00 p.m., New York City time, on October 10, 2008, the expiration of the right of holders to surrender their Securities for purchase by the Company pursuant to the terms of the indenture for the Securities (the “Optional Purchase Offer”). Based on information provided by LaSalle Bank National Association, as paying agent for the Optional Purchase Offer (the “Paying Agent”), Securities with an aggregate principal amount of $14,588,000 were validly surrendered for purchase and not withdrawn prior to the expiration of the Optional Purchase Offer. The purchase price for the Securities pursuant to the Optional Purchase Offer was 100% of the principal amount of the Securities, plus accrued and unpaid interest and additional interest, if any, to, but not including, October 15, 2008. Accordingly, the aggregate purchase price for all the Securities accepted for purchase by the Company is $14,828,305, which the Company is funding out of its cash reserves. The Company has forwarded cash in payment of the aggregate purchase price to the Paying Agent to distribute to the holders of the Securities. After the purchase pursuant to the Optional Purchase Offer, Securities with an aggregate principal amount of $200,000 remain outstanding.

About Rewards Network

Rewards Network (NASDAQ:DINE—News), headquartered in Chicago, Illinois, operates the leading frequent dining programs in North America. Thousands of participating restaurants and other merchants benefit from the Company’s extensive email, internet and print marketing efforts; member ratings, feedback and reporting; and access to capital. In conjunction with leading airline frequent flyer programs and other affinity organizations, Rewards Network provides millions of members with incentives to dine at participating restaurants, including airline miles, college savings rewards, reward program points, and Cashback RewardsSM savings. Additional details about Rewards Network can be found at www.rewardsnetwork.com or by calling 1-877-491-3463.

Safe Harbor Statement

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectation or beliefs, and are subject to risks, trends and uncertainties. Actual results, performance or achievements may differ materially from those expressed or implied by the statements herein due to factors that include, but are not limited to, the following: (i) our inability to attract and retain merchants, (ii) our dependence upon our relationships with payment card issuers, transaction processors, presenters and aggregators, (iii) changes to payment card association rules and practices, (iv) economic changes, (v) our susceptibility to restaurant credit risk and the risk that our allowance for losses related to restaurant credit risk in connection with dining credits may prove inadequate, (vi) our dependence on our relationships with airlines and other reward program partners for a significant number of members, (vii) the concentration of a significant amount of our rewards currency in one industry group, the airline industry, (viii) our inability to attract and retain active members, (ix) changes in our programs that affect the rate of rewards, (x) our inability to maintain an adequately-staffed sales force, (xi) our inability to maintain an appropriate balance between the number of members and the number of participating merchants in each market, (xii) our minimum purchase obligations and performance requirements, (xiii) network interruptions, processing interruptions or processing errors, (xiv) susceptibility to a changing regulatory environment, (xv) increased operating costs or loss of members due to privacy concerns of our program partners, payment card processors and the public, (xvi) the failure of our security measures, (xvii) the loss of key personnel, (xviii) increasing competition, and (xix) a shift toward our Marketing Services Program that may cause revenues to decline. A more detailed description of the factors that, among others, should be considered in evaluating our outlook can be found in the Company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise, except as required by law.